Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders

Nuveen New Jersey Dividend Advantage Municipal Fund
811-09455



The rights of the holders of each series of Preferred securities are described in the Statements Establishing and Fixing the Rights and Preferences of Preferred
Shares. These instruments are incorporated by reference for this Sub-Item 77Q1(d). The Statement Establishing and Fixing the Rights and Preferences of MuniFund
Term Preferred Shares, a form of which was filed as Appendix C to the Statement of Additional Information on Form 497 filed on June 23, 2014, Accession No.
0001193125-14-244149; and the Statement Establishing and Fixing the Rights and Preferences of Series 2 and Series 3 Variable Rate Demand Preferred Shares, a form of which was filed as Appendix A on Form DEF 14A filed on June 23, 2014, Accession No. 0001193125-14-
244148.